Exhibit 99.1
F.N.B. Corporation Appoints Vincent J. Calabrese Corporate Controller
Connecticut Banker Has Family Ties in Pittsburgh
HERMITAGE, PA — March 22, 2007 — F.N.B. Corporation (NYSE: FNB) has announced the appointment of Vincent J. Calabrese to the position of Senior Vice President, Corporate Controller and Principal Accounting Officer of F.N.B. Corporation. Reporting to Brian Lilly, F.N.B. Corporation’s Chief Financial Officer, Calabrese will be responsible for oversight and management of the Corporation’s accounting, reporting and income tax activities.
“As F.N.B. Corporation continues to grow, the need for a more sophisticated fiscal management structure increases as well,” noted Stephen Gurgovits, President and Chief Executive Officer of F.N.B. Corporation. “Vince Calabrese has the depth of experience we need to meet these increasing demands.”
Calabrese comes to F.N.B. from Connecticut, where he was Senior Vice President, Controller and Principal Accounting Officer of People’s Bank, an $11 billion bank in Bridgeport. At People’s Bank, he was responsible for the reporting and accounting functions, as well as for planning and investor relations. Prior to joining People’s Bank in 1988, he was a Supervising Senior Auditor for KPMG Peat Marwick in Stamford, CT.
A Certified Public Accountant, Calabrese earned a Bachelor of Science in Accounting from University of Bridgeport (CT), and a Master of Business Administration from the University of Connecticut.
He and his wife, the former Patricia O’Connor of Penn Hills, are the parents of two daughters.
About F.N.B. Corporation:
F.N.B. Corporation, headquartered in Hermitage, PA had total assets of $6.0 billion at December 31, 2006. F.N.B. is a leading provider of banking, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, including its Legacy Bank and Legacy Trust Company Divisions, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, and Regency Finance Company. It also operates consumer finance offices in Tennessee and loan production offices in Florida.
Mergent Inc., a leading provider of business and financial information about publicly traded companies, has recognized F.N.B. Corporation as a Dividend Achiever. This annual recognition is based on the Corporation’s outstanding record of increased dividend performance. The Corporation has consistently increased dividend payments for 34 consecutive years.
The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol FNB. Investor information is available on F.N.B.’s website at http://www.fnbcorporation.com.
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